EXHIBIT 99.1



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For:                                            Contact:
Toucan Gold Corporation                         Ron Como & Associates, Inc.
Robert Jeffcock                                 74 Trinity Place, Suite 1602
Chief Executive Officer                         New York, NY  10006

Tel: 011 44171 4932843 (London)

                                                              July 29, 1996

                                                              Immediate Release

              STOCKHOLDERS OF STARLIGHT ACQUISITIONS, INC. APPROVE CHANGE IN NAME OF COMPANY TO TOUCAN GOLD CORPORATION

         DALLAS, TEXAS, JULY 29TH -- Stockholders of Starlight Acquisition, Inc., at a Special Meeting of Stockholders held here today, approved a proposal for the reincorporation of the Company in the State of Delaware and a change in the name of the corporation to Toucan Gold Corporation. The Company's shares are expected to commence trading on the OTC Electronic Bulletin Board under the symbol TUGO beginning July 30, 1996.

         The change in name to Toucan Gold Corporation ("Toucan") more closely reflects the actual operations of the Company. Through a wholly-owned Brazilian subsidiary, Mineradora de Bauxita Ltda. (MBL), Toucan owns a total of 1,234,948 hectares (1 hectare = 2.47 acres) of priority mining claims in the Cuiaba Basin in the State of Mato Grosso, Brazil. MBL's claims represent a mineral resource holding equivalent to approximately 4,766 square miles.

         Toucan's mining claims are on the major trend of a currently identified mineralized area. Surface mining on these claims by groups of artisan miners (garimpeiros), particularly in the mid- 1980's, has resulted in the extraction of substantial quantities of gold from the lateritic nugget fields and easily worked oxide ores. The accessible, easily mined ores, which could be readily located with the help of metal detectors and recovered with earthmoving equipment, have been exhausted, and most of the garimpeiros have now moved out of the area.

         Based on management's geological interpretation of the rock formations and mineralization of the Cuiaba Basin, management believes that the broad areas of nugget and visible gold development suggest surface manifestations of deeper, disseminated and probably very fine grained, primary gold mineralization.

         Toucan is actively negotiating to raise additional capital to finance a program of mineral exploration on selected portions of its Brazilian mining claims to target areas most likely to contain economic gold mineralization in order to secure full mining concessions from the Brazilian National Mineral Production Department ("DNPM"). This program will involve detailed geologic mapping based on satellite imagery, along with geochemical sampling and drilling in accordance

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with standard exploration practice. Additionally, joint venture participation of certain claim holdings with one or more major mining organizations is also being explored.

                                      # # #


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